Exhibit 5.4

+1 202 663 6000 (t)

+1 202 663 6363 (f)

wilmerhale.com

June 23, 2017

Hilton Domestic Operating Company Inc.

Hilton Worldwide Finance LLC

Hilton Worldwide Finance Corp.

7930 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to DTM Cambridge, Inc., a Massachusetts corporation (the “Company”), a wholly owned subsidiary of Hilton Worldwide Finance LLC, a Delaware limited liability company (“HWF”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), on June 23, 2017 (such Registration Statement as amended or supplemented, the “Registration Statement”), including the related prospectus (the “Prospectus”). The Registration Statement and related Prospectus are being filed by HWF, Hilton Domestic Operating Company Inc., a Delaware corporation (“HOC”), Hilton Worldwide Finance Corp., a Delaware corporation (“HWFC” and, together with HOC and HWF, the “Issuers”), the Company, Hilton Worldwide Holdings Inc., a Delaware corporation (“HLT Parent”), Hilton Worldwide Parent LLC, a Delaware limited liability company (“HWP”), and the other subsidiary guarantors of the Issuers, as applicable (the other subsidiary guarantors together with the Company, HLT Parent, HWP and, in the case of the 2024 Notes (as defined below), HWF and HWFC and, in the case of the 2025 Notes (as defined below) and the 2027 Notes (as defined below), HOC, the “Guarantors”). The Registration Statement is being filed in connection with the issuance and exchange (the “Exchange Offer”) pursuant to which (i) HOC proposes to issue up to $1,000,000,000 aggregate principal amount of 4.250% Senior Notes due 2024 (the “2024 Notes”); (ii) HWF, as issuer, and HWFC, as co-issuer, propose to issue up to $900,000,000 aggregate principal amount of 4.625% Senior Notes due 2025 (the “2025 Notes”) and up to $600,000,000 aggregate principal amount of 4.875% Senior Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes and 2025 Notes, the “Exchange Securities”); and (iii) the Guarantors intend to issue the guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The 2024 Notes and the Exchange Guarantees with respect to the 2024 Notes will be issued under an indenture, dated as of August 18, 2016 (as amended by the first supplemental indenture, dated as of September 22, 2016, the second supplemental indenture, dated as of September 22, 2016, the third supplemental indenture, dated as of October 20, 2016, and the fourth supplemental indenture, dated as of December 12, 2016, the “2016 Indenture”), among HOC, HLT Parent, HWF, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The 2025 Notes, the 2027 Notes and the Exchange Guarantees with respect to the 2025 Notes and the 2027 Notes will be issued under an indenture, dated as of March 16, 2017 (the “2017 Indenture” and, together with the 2016 Indenture, the “Indentures”),

Hilton Worldwide Holdings Inc.

June 23, 2017

among HWF, HWFC, the Guarantors and the Trustee. The 2024 Notes and the Exchange Guarantees with respect to the 2024 Notes will be offered by HOC and the Guarantors in exchange for their outstanding 4.250% Senior Notes due 2024 and the guarantees thereof that were issued on August 18, 2016. The 2025 Notes, the 2027 Notes and the Exchange Guarantees with respect to the 2025 Notes and the 2027 Notes will be offered by HWF, HWFC and the Guarantors in exchange for their outstanding 4.625% Senior Notes due 2025, 4.875% Senior Notes due 2027 and the respective guarantees thereof that were issued on March 16, 2017.

We have examined and relied upon (i) corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Indentures, (ii) the Registration Statement and (iii) the Indentures. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement are true and correct as to all factual matters stated therein.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the Commonwealth of Massachusetts. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that (i) the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) the Company has the corporate power to enter into and perform its obligations under the Indentures and the Exchange Guarantees; (iii) the Company has duly authorized, executed and delivered the Indenture; and (iv) the Company has duly authorized the Exchange Guarantees.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes,

Hilton Worldwide Holdings Inc.

June 23, 2017

rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Guarantees and the issuance of the Exchange Guarantees as described in the Registration Statement.

Very truly yours

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, Partner